FOR IMMEDIATE RELEASE

ISSI ANNOUNCES SELECTED FINANCIAL RESULTS FOR FISCAL SECOND QUARTER

      San Jose, Calif.--May 2, 2007--Integrated  Silicon Solution, Inc. (Nasdaq:
ISSI) today reported selected financial results for the second fiscal quarter ended March 31, 2007.

      Revenue in the quarter ending March 31, 2007 was $60.0 million, compared with $62.1 million reported in the December 2006 quarter and $53.2 million in the March 2006 quarter. This represents a decline of 3.4% from the December 2006 quarter, and a 12.8% increase from the same period in the previous year.

      The Company's cash, cash equivalents and short-term investments totaled $121.5 million at March 31, 2007 which was an increase of $12.1 million from December 31, 2006. This increase was primarily due to proceeds from sales of investment securities. The Company's inventory at March 31, 2007 totaled $55.6 million which was flat with the quarter ending December 31, 2006.

      "Demand for memories in our target markets was flat this quarter, while DRAM price declines capped a challenging quarter" said Jimmy Lee, ISSI's Chairman and CEO. "We are pleased with only a slight drop in revenue from the prior quarter, and strong growth over the same period a year ago."

      Due to the continuing internal investigation of its past stock option granting practices by the Special Committee of the Board of Directors and the pending restatement of the Company's past financial results, the Company is not providing detailed GAAP or Non-GAAP financial information for the fiscal quarter ended March 31, 2007. The Company intends to issue full results for the fiscal quarter ended March 31, 2007, and to file its Form 10-Q for that period, together with any restated historical financial statements, as soon as practicable after completion of the restatement. The Company was recently advised, as expected, that the Securities and Exchange Commission has issued a nonpublic formal order of private investigation in connection with its review of the Company's historical stock option granting practices.

Conference Call

      A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 1 (719) 457-2621 by 1:20 p.m. Pacific time. The call will be webcast from ISSI's website at www.issi.com.

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ISSI Release
May 2, 2007
Page 2

About the Company

      ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

Risk Factors to our Business

      The statements in this press release regarding flat demand, price declines, and strong growth are historical and should not be read as predictive of future results. Among the risks affecting our business are supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for the die business and automotive applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other factors. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year end audit and quarterly reviews.

      Further information about risks that could affect the Company's business are detailed in ISSI's periodic filings with the Securities and Exchange Commission, including its report on Form 10-Q for the quarter ended March 31, 2006 and its reports on Form 8-K.

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CONTACT:
Scott Howarth
Vice-President & CFO
Investor Relations
(408) 969-4686
ir@issi.com